                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 1)(1)

                                webMethods, Inc.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                           (Title Class of Securities)

                                    94768C10
                                 (CUSIP Number)

                               December 31, 2001
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [X] Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G
  CUSIP NO. 94768C10                             Page 2 of 20 pages.

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      MAYFIELD IX, A DELAWARE LIMITED PARTNERSHIP
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

NUMBER OF                      -0-
SHARES             -----------------------------------------------------------
                     6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                       -0-
                   -----------------------------------------------------------
EACH                 7.   SOLE DISPOSITIVE POWER

REPORTING                      -0-
PERSON             -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
WITH                           -0-
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              -0-
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                               0%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON
           PN
------------------------------------------------------------------------------

                                       13G
  CUSIP NO. 94768C10                                  Page 3 of 20 pages.

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      MAYFIELD IX MANAGEMENT, L.L.C.
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELWARE
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

NUMBER OF                       -0-
SHARES             -----------------------------------------------------------
                     6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                        -0-
                   -----------------------------------------------------------
EACH                 7.   SOLE DISPOSITIVE POWER

REPORTING                       -0-
PERSON             -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
WITH
                                -0-
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           00
------------------------------------------------------------------------------

                                       13G

  CUSIP NO. 94768C10                                  Page 4 of 20 pages.

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      MAYFIELD ASSOCIATES FUND IV, A DELWARE LIMITED PARTNERSHIP
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

NUMBER OF                      -0-
SHARES             -----------------------------------------------------------
                     6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                       -0-
                   -----------------------------------------------------------
EACH                 7.   SOLE DISPOSITIVE POWER

REPORTING                      -0-
PERSON             -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
WITH
                               -0-
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           PN
------------------------------------------------------------------------------

                                       13G
  CUSIP NO. 94768C10                                  Page 5 of 20 pages.

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      VALLEY PARTNERS II, A CALIFORNIA PARTNERSHIP
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      CALIFORNIA
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

NUMBER OF                       -0-
SHARES             -----------------------------------------------------------
                     6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                        -0-
                   -----------------------------------------------------------
EACH                 7.   SOLE DISPOSITIVE POWER

REPORTING                       -0-
PERSON             -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
WITH
                                -0-
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           PN
------------------------------------------------------------------------------

                                       13G
  CUSIP NO. 94768C10                                  Page 6 of 20 pages.

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      YOGEN K. DALAL
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

NUMBER OF                       -0-
SHARES             -----------------------------------------------------------
                     6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                        -0-
                   -----------------------------------------------------------
EACH                 7.   SOLE DISPOSITIVE POWER

REPORTING                       -0-
PERSON             -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
WITH
                                -0-
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0-
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

             IN
------------------------------------------------------------------------------

                                       13G
  CUSIP NO. 94768C10                                  Page 7 of 20 pages.

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      F. GIBSON MYERS, JR.
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

NUMBER OF                        35,516
SHARES             -----------------------------------------------------------
                     6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                         -0-
                   -----------------------------------------------------------
EACH                 7.   SOLE DISPOSITIVE POWER

REPORTING                        35,516
PERSON             -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
WITH
                                 -0-
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           35,516
------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.1%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           IN
------------------------------------------------------------------------------

                                       13G
  CUSIP NO. 94768C10                                  Page 8 of 20 pages.

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      KEVIN A. FONG
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

NUMBER OF                       61,801
SHARES             -----------------------------------------------------------
                     6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                        -0-
                   -----------------------------------------------------------
EACH                 7.   SOLE DISPOSITIVE POWER

REPORTING                       61,801
PERSON             -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
WITH
                                -0-
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           61,801
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.1%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           IN
------------------------------------------------------------------------------

                                       13G
  CUSIP NO. 94768C10                                  Page 9 of 20 pages.

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      WILLIAM D. UNGER
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

NUMBER OF                       -0-
SHARES             -----------------------------------------------------------
                     6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                        -0-
                   -----------------------------------------------------------
EACH                 7.   SOLE DISPOSITIVE POWER

REPORTING                       -0-
PERSON             -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
WITH
                                -0-
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           IN
------------------------------------------------------------------------------

                                       13G
  CUSIP NO. 94768C10                                  Page 10 of 20 pages.

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      WENDELL G. VAN AUKEN, III
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

NUMBER OF                       36,865
SHARES             -----------------------------------------------------------
                     6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                        -0-
                   -----------------------------------------------------------
EACH                 7.   SOLE DISPOSITIVE POWER

REPORTING                       36,865
PERSON             -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
WITH
                                -0-
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            36,865
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0.1%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

            IN
------------------------------------------------------------------------------

                                       13G
  CUSIP NO. 94768C10                                  Page 11 of 20 pages.

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      MICHAEL J. LEVINTHAL
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

NUMBER OF                  183,993 (INCLUDES OPTIONS TO PURCHASE 42,924 SHARES)
SHARES             -----------------------------------------------------------
                     6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                   -0-
                   -----------------------------------------------------------
EACH                 7.   SOLE DISPOSITIVE POWER

REPORTING                  183,993 (INCLUDES OPTIONS TO PURCHASE 42,924 SHARES)
PERSON             -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
WITH
                           -0-
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           183,993 (INCLUDES OPTIONS TO PURCHASE 42,924 SHARES)
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.4%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           IN
------------------------------------------------------------------------------

                                       13G
  CUSIP NO. 94768C10                                  Page 12 of 20 pages.

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      A. GRANT HEIDRICH, III
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

NUMBER OF                       43,877
SHARES             -----------------------------------------------------------
                     6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                        -0-
                   -----------------------------------------------------------
EACH                 7.   SOLE DISPOSITIVE POWER

REPORTING                       43,877
PERSON             -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
WITH
                                -0-
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           43,877
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.1%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           IN
------------------------------------------------------------------------------

                                       13G
  CUSIP NO. 94768C10                                  Page 13 of 20 pages.

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      WENDE S. HUTTON
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

NUMBER OF                       14,454
SHARES             -----------------------------------------------------------
                     6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                        -0-
                   -----------------------------------------------------------
EACH                 7.   SOLE DISPOSITIVE POWER

REPORTING                       14,454
PERSON             -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
WITH
                                -0-
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           14,454
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           IN
-----------------------------------------------------------------------------

                                       13G
  CUSIP NO. 94768C10                                  Page 14 of 20 pages.

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      ROBERT T. VASAN
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

NUMBER OF                 27,594 (REPRESENTS OPTIONS TO PURCHASE 27,594 SHARES)
SHARES             -----------------------------------------------------------
                     6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                  -0-
                   -----------------------------------------------------------
EACH                 7.   SOLE DISPOSITIVE POWER

REPORTING                 27,594 (REPRESENTS OPTIONS TO PURCHASE 27,594 SHARES)
PERSON             -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
WITH
                          -0-
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           27,594 (REPRESENTS OPTIONS TO PURCHASE 27,594 SHARES)
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.1%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           IN
------------------------------------------------------------------------------

Item 1.

         (a)      Name of Issuer:

                  webMethods, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  3930 Pender Drive
                  Fairfax, Virginia 22030

Item 2.

         (a)      Name of Persons Filing:

                  Mayfield IX, a Delaware Limited Partnership
                  Mayfield IX Management, L.L.C.
                  Mayfield Associates Fund IV, a Delaware Limited Partnership Valley Partners II, a California Partnership
                  Yogen K. Dalal
                  F. Gibson Myers, Jr.
                  Kevin A. Fong
                  William D. Unger
                  Wendell G. Van Auken, III
                  Michael J. Levinthal
                  A. Grant Heidrich, III
                  Wende S. Hutton
                  Robert T. Vasan

         (b)      Address of Principal Business Office:

                  c/o Mayfield Fund
                  2800 Sand Hill Road
                  Menlo Park, CA 94025

         (c)      Citizenship:

                  Mayfield IX and Mayfield Associates Fund IV are Delaware limited partnerships.
                  Mayfield IX Management, L.L.C. is a Delaware limited liability company.
                  Valley Partners II is a California partnership.
                  The individuals listed in Item 2(a) are U.S. citizens.


                              Page 15 of 20 pages.

         (d)   Title of Class of Securities:

               Common Stock, par value $.01 per share.

         (e)   CUSIP Number:

               94768C10

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               Not applicable

Item 4.        Ownership.

               The information regarding ownership as set forth in Items 5-9 of Pages 2-14 hereto, is hereby incorporated by reference. Shares beneficially owned by each individual reporting person are held as trustee of a trust for the benefit of such reporting person and members of his or her family (except for 8,056 shares that are beneficially owned by Mr. Myers through a family partnership, 38,270 shares that are beneficially owned by Mr. Fong through a family partnership, 14,701 shares that are beneficially owned by Mr. Van Auken through a family partnership, 2,480 shares that are beneficially owned by Mr. Levinthal directly, 63,784 shares that are beneficially owned by Mr. Levinthal through a family partnership, 42,924 shares that are subject to options held by Mr. Levinthal, 9,654 shares that are beneficially owned by Ms. Hutton through a family partnership, and 27,594 shares that are subject to options held by Mr. Vasan).

Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.


                              Page 16 of 20 pages.

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certification.

            Not applicable.


                              Page 17 of 20 pages.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2002
                                  MAYFIELD IX
                                  A California Limited Partnership

                                  By:      Mayfield IX Management, L.L.C.
                                           Its General Partner

                                  By:  /s/ James T. Beck
                                     -------------------------------------------
                                         James T. Beck, Authorized Signatory

                                  MAYFIELD IX MANAGEMENT, L.L.C.

                                  By:  /s/ James T. Beck
                                     -------------------------------------------
                                         James T. Beck, Authorized Signatory

                                  MAYFIELD ASSOCIATES FUND IV
                                      A California Limited Partnership

                                  By:      Mayfield IX Management, L.L.C.
                                           Its General Partner

                                  By:  /s/ James T. Beck
                                     -------------------------------------------
                                         James T. Beck, Authorized Signatory

                                  VALLEY PARTNERS II
                                              a California partnership

                                  By:  /s/ James T. Beck
                                      ------------------------------------------
                                         James T. Beck, Authorized Signatory

                                  YOGEN K. DALAL

                                  By:  /s/ James T. Beck
                                     -------------------------------------------
                                       James T. Beck, Attorney In Fact

                                  F. GIBSON MYERS, JR.

                                  By:  /s/ James T. Beck
                                     -------------------------------------------
                                       James T. Beck, Attorney In Fact


                              Page 18 of 20 pages.

                             KEVIN A. FONG

                             By:  /s/ James T. Beck
                                ------------------------------------------------
                                  James T. Beck, Attorney In Fact

                             WILLIAM D. UNGER

                             By:  /s/ James T. Beck
                                ------------------------------------------------
                                  James T. Beck, Attorney In Fact

                             WENDELL G. VAN AUKEN, III

                             By:  /s/ James T. Beck
                                ------------------------------------------------
                                  James T. Beck, Attorney In Fact

                             MICHAEL J. LEVINTHAL

                             By:  /s/ James T. Beck
                                ------------------------------------------------
                                   James T. Beck, Attorney In Fact


                             A. GRANT HEIDRICH, III

                             By:  /s/ James T. Beck
                                ------------------------------------------------
                                  James T. Beck, Attorney In Fact

                             WENDE S. HUTTON

                             By:  /s/ James T. Beck
                                ------------------------------------------------
                                  James T. Beck, Attorney In Fact

                             ROBERT T. VASAN

                             By:  /s/ James T. Beck
                                ------------------------------------------------
                                  James T. Beck, Attorney In Fact


                              Page 19 of 20 pages.

                                  EXHIBIT INDEX

Exhibit 1 - "JOINT FILING AGREEMENT" is hereby incorporated by reference to
Exhibit 1 to the Statement on Schedule 13G dated February 13, 2001.

Exhibit 2 - "POWERS OF ATTORNEY" is hereby incorporated by reference to Exhibit 2 to the Statement on Schedule 13G dated February 13, 2001.

                              Page 20 of 20 pages.